Exhibit 99

FOR IMMEDIATE RELEASE	For more information
	Contact:	Judy Archibald
215-428-3302
-or-
Patty Barthel
610-327-2715

Waste Management of Pennsylvania Announces Closure of Pottstown Landfill

(Pottstown, PA) — June 15, 2005 — Waste Management of Pennsylvania today announced that its Pottstown Landfill has made the decision to not pursue an appeal of the recent ruling by the Environmental Hearing Board regarding the proposed expansion of the Landfill. This decision is based upon the fact that the Landfill’s host community agreement with West Pottsgrove Township and Berks County requires closure of the landfill by 2010.

“The length of time required for an appeal, and if successful, the permit application review by the Pennsylvania Department of Environmental Protection would exceed that 2010 required date of closure”, said Jim Dancy, Vice President for Waste Management’s Pennsylvania Operations.

The current operating permit will expire on October 2, 2005 and closure of portions of the site has already commenced.

“Pottstown Landfill has a long history in this community,” said District Manager John Wardzinski. “Throughout that time, we have been committed to protecting human health and the environment in our daily work, while supporting education, the economy and the environmental infrastructure.

Wardzinski added, “In accordance with regulatory requirements, there are approved closure and post closure plans. The post closure plan requires Waste Management to monitor the facility for a minimum of 30 years after the last piece of waste is accepted. This includes, environmental monitoring as well as road maintenance, landscaping, leachate and gas collection, erosion controls, and overall site maintenance.”

Pottstown Landfill officials have pledged to continue open communication with the community, as the closure process progresses.

Waste Management, Inc. is its industry’s leading provider of comprehensive waste management and environmental services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout North America.

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